Exhibit 4(c)
INDUSTRIAL DISTRIBUTION GROUP, INC.
SECOND AMENDMENT TO AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
     This Second Amendment to the Amended and Restated Industrial Distribution Group, Inc. Employee Stock Purchase Plan (the “Amendment”) is made as of the 29th day of April, 2005, by Industrial Distribution Group, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company established the Industrial Distribution Group, Inc. Employee Stock Purchase Plan effective September 19, 1997, which was amended and restated on December 10, 1997 and further amended on March 23, 2001 (the “Plan”; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Plan);
     WHEREAS, Section 6.5 of the Plan permits the Board of Directors of the Company to amend the Plan without stockholder approval if such amendment does not require stockholder approval pursuant to any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted; and
     WHEREAS, the Board of Directors has authorized amending the Plan to reduce the amount of the discount at which employees may purchase Common Stock pursuant to the Plan, but increase the frequency with which purchases may be made by participants in the Plan to monthly from quarterly.
     NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:
     1.      Section 2.13 is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:
     “Sec. 2.13 “OFFERING DATE” means the first business day of each month during which the Plan is in effect; provided, however, that the initial Offering Date (“Initial Offering Date”) shall be the first business day after the Effective Date as of which the Administrative Committee determines that participation in the Plan can be offered to Eligible Employees.”
     2.      Section 2.15 is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:
     “Sec. 2.15 “PURCHASE DATE” means any single occasion during each month of the year that a participant elects to purchase shares of Stock.”

     3.      Section 2.18 is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:
     “Sec. 2.18 “PURCHASE PERIOD” means each calendar month during which the Plan is in effect; provided that the initial Purchase Period (“Initial Purchase Period”) shall be period that began on the Initial Offering Date and ended on December 1, 1997.”
     4.      Section 4.2 is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:
     “Sec. 4.2 LIMITATION ON SHARES AVAILABLE. Subject to the limit in Section 4.4(b) and the other limitations set forth in the Plan, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of shares of Stock that can be purchased by applying the full balance of his Stock Purchase Account to such purchase of shares at the Purchase Price (as hereinafter determined), (b) the number of shares of Stock that would not cause the Participant to exceed the limit of Section 2.8(c), or (c) an amount equal to 10% of the Participant’s expected Purchase Period Compensation divided by 95% of the Market Value of the Stock on the Offering Date. A Participant’s expected Purchase Period Compensation shall be determined by multiplying his normal hourly or weekly rate of Compensation (as in effect on the last day prior to such Offering Date) by the number of regularly scheduled hours or weeks of work for such Participant during the Purchase Period; provided, however, for the Initial Purchase Period only, the limitation in (c) above shall be increased to an amount equal to 10% of the Participant’s expected annual Compensation divided by 95% of the Market Value of the Stock on the Initial Offering Date, where expected annual Compensation shall be determined using the Compensation rate in effect on the last day prior to the Initial Offering Date. Any portion of a Participant’s Stock Purchase Account that cannot be applied by reason of the foregoing limitation shall remain in the Participant’s Stock Purchase Account for application to the purchase of Stock on the next Offering Date (unless withdrawn before such next Offering Date).”
     5.      Section 4.3 is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:
     “Sec. 4.3 PURCHASE PRICE OF SHARES. The Purchase Price per share of the Stock purchased for Participants pursuant to any Offering shall be the sum of (a) ninety-five percent (95%) of the Market Value of such share on the first trading day of the Purchase Period in which a participant makes an election to purchase shares, and (b) any transfer, excise, or similar tax imposed on the transaction pursuant to which such share of Stock is purchased. If the Purchase Date with respect to the purchase of Stock is a day on which the stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.”

     6.      This Amendment shall be effective as of the date set forth above. Except as hereby amended, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned does hereby execute this Amendment as of the date set forth above.

INDUSTRIAL DISTRIBUTION GROUP, INC.
By:	/s/ Andrew B. Shearer
Andrew B. Shearer
President and Chief Executive Officer